Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-225102, 333-232314, 333-239234 and 333-260841) and Form S-3 (No. 333-293318, 333-291707, 333-290946, 333-239329, and 333-275605) of our report dated March 26, 2026, relating to the consolidated financial statements of Wrap Technologies, Inc., as of and for the year ended December 31, 2025, appearing in this Annual Report on Form 10-K of Wrap Technologies, Inc.

/s/ HTL International, LLC

Houston, Texas
March 26, 2026